Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Media Corporation

(Formerly known as Liberty CapStarz, Inc. and Liberty Splitco, Inc.):

We consent to the incorporation by reference in the registration statement on Form S-8 regarding the Liberty Media Corporation Transitional Stock Adjustment Plan, of our report, which appears on Form S-4, dated March 15, 2011, with respect to the combined balance sheets of Liberty Splitco, Inc. as of December 31, 2010 and 2009, and the related combined statements of operations, comprehensive earnings, cash flows, and parent’s investment for each of the years in the three-year period ended December 31, 2010.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
September 23, 2011